Exhibit 21.01

EX-21.01 SUBSIDIARIES OF THE COMPANY

NBHSA INC.

Subsidiaries	Jurisdiction of Incorporation or Organization
Biglari Holdings Inc.	Indiana
Biglari Real Estate Development Corp.	Indiana
First Guard Insurance Company	Arizona
Maxim Inc.	Delaware
Steak n Shake Inc.	Indiana
Western Sizzlin Corporation	Delaware

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